Exhibit 10.31

AMENDMENT TO

MARSH & MCLENNAN COMPANIES, INC.

SENIOR EXECUTIVE SEVERANCE PAY PLAN

WHEREAS, the Compensation Committee of the Marsh & McLennan Companies, Inc. Board of Directors (the “Compensation Committee”) desires to amend the Marsh & McLennan Companies, Inc. Senior Executive Severance Pay Plan (the “Plan”) to specify the determination of a pro-rata bonus for a participant who may be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, Section 7.02 of the Plan provides that the Compensation Committee may amend the Plan and on November 18, 2009, the Compensation Committee (i) approved certain amendments to the Plan (the “Committee Approval”); and (ii) authorized MMC management to effect such amendments to the Plan (the “Authority to Amend”);

WHEREAS, pursuant to the Committee Approval, the Authority to Amend and additional general and specific corporate authority for these matters, the Vice President of Corporate Human Resources is authorized to make the desired amendments to the Plan;

NOW, THEREFORE, the following amendments are adopted and approved, effective December 31, 2009:

Section 2.01 is hereby amended by deleting the words “Senior Vice President, Chief Administrative Officer” and inserting the words “Vice President, Head of Employee Relations” in their place.

Section 5.04(a)(ii) is hereby amended by adding the following to the end thereof:

provided that, the pro-rata bonus for any Participant who is a member of the MMC Executive Committee at any point during the year in which his or her Termination Date occurs (i) shall be determined by prorating (x) an amount determined based on the degree of achievement of goals at year-end under the bonus program in effect on the Participant’s Termination Date, except that should any goals be of a subjective nature, the degree of achievement thereof shall be determined by the Compensation Committee in its sole discretion or (y) if a Change in Control has occurred, the Participant’s target annual bonus for the calendar year in which the Participant’s Termination Date occurs; (ii) shall be payable at the same time as annual bonuses for the year are paid to the Company’s senior executives generally and in no event later than March 15 of the year following the year in which the Termination Date occurs; and (iii) shall not exceed the amount calculated for such Participant under the MMC Senior Management Incentive Compensation Plan; and

Section 9.01 is hereby amended by (i) deleting the words “Senior Vice President, Chief Administrative Officer” wherever they appear and, in each case, inserting the words “Vice President, Head of Employee Relations” in their place and (ii) deleting the words “Change in Control Separation Benefits Plan” and inserting the words “Senior Executive Severance Pay Plan” in their place.

IN WITNESS WHEREOF, Leon J. Lichter, in his capacity as Vice President of Corporate Human Resources, has executed these amendments on December 29, 2009.

/s/ Leon J. Lichter
Leon J. Lichter
Vice President of Corporate Human Resources